                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 4)(1)

                   Telecom Corporation of New Zealand Limited
                   ------------------------------------------
                                (Name Of Issuer)

                  Ordinary Shares, par value NZ$1.00 per share
                   ------------------------------------------
                         (Title of Class of Securities)

                                       N/A
                   ------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
                   ------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]  Rule 13d-1(b)

         [ ]  Rule 13d-1(c)

         [X]  Rule 13d-1(d)

---------------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("the Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 17 pages

-------------------
CUSIP NO.                           13G
-------------------

-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         SS. OR IRS IDENTIFICATION NO. OF ABOVE PERSON

                           Verizon Communications Inc. #23-2259884
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                           (A) [ ]
                           (B) [X]
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

                           Delaware
-------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER

         SHARES                               0 Ordinary Shares
                           ----------------------------------------------------
      BENEFICIALLY         6        SHARED VOTING POWER

        OWNED BY                              3,425,670 Ordinary Shares
                           ----------------------------------------------------
          EACH             7        SOLE DISPOSITIVE POWER

       REPORTING                              0 Ordinary Shares
                           ----------------------------------------------------
         PERSON            8        SHARED DISPOSITIVE POWER

          WITH                                3,425,670 Ordinary Shares
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                              3,425,670 Ordinary Shares
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                              [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         Less than 1% of the aggregate of the Issuer's Ordinary Shares, par value NZ$1.00 per share.
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

                                              CO
--------------------------------------------------------------------------------

                               Page 2 of 17 pages

-------------------
CUSIP No.                           13G
-------------------

-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         SS. OR IRS IDENTIFICATION NO. OF ABOVE PERSON

                           GTE Corporation #13-1678633
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                           (A) [ ]
                           (B) [X]
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

                           New York
-------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER

         SHARES                               0 Ordinary Shares
                           ----------------------------------------------------
      BENEFICIALLY         6        SHARED VOTING POWER

        OWNED BY                              3,425,670 Ordinary Shares
                           ----------------------------------------------------
          EACH             7        SOLE DISPOSITIVE POWER

       REPORTING                              0 Ordinary Shares
                           ----------------------------------------------------
         PERSON            8        SHARED DISPOSITIVE POWER

          WITH                                3,425,670 Ordinary Shares
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                              3,425,670 Ordinary Shares
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                              [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         Less than 1% of the aggregate of the Issuer's Ordinary Shares, par value NZ$1.00 per share.
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

                                              CO
--------------------------------------------------------------------------------

                               Page 3 of 17 pages

-------------------
CUSIP No.                           13G
-------------------

-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         SS. OR IRS IDENTIFICATION NO. OF ABOVE PERSON

                           GTE International Telecommunication Incorporated #06-1460807
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                           (A) [ ]
                           (B) [X]
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

                           Delaware
-------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER

         SHARES                               0 Ordinary Shares
                           ----------------------------------------------------
      BENEFICIALLY         6        SHARED VOTING POWER

        OWNED BY                              3,425,670 Ordinary Shares
                           ----------------------------------------------------
          EACH             7        SOLE DISPOSITIVE POWER

       REPORTING                              0 Ordinary Shares
                           ----------------------------------------------------
         PERSON            8        SHARED DISPOSITIVE POWER

          WITH                                3,425,670 Ordinary Shares
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                              3,425,670 Ordinary Shares
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                              [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         Less than 1% of the aggregate of the Issuer's Ordinary Shares, par value NZ$1.00 per share.
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

                                              CO
--------------------------------------------------------------------------------

                               Page 4 of 17 pages

-------------------
CUSIP NO.                           13G
-------------------

-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         SS. OR IRS IDENTIFICATION NO. OF ABOVE PERSON

                           GTE Venezuela Incorporated #13-3634506
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                           (A) [ ]
                           (B) [X]
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

                           Delaware
-------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER

         SHARES                               0 Ordinary Shares
                           ----------------------------------------------------
      BENEFICIALLY         6        SHARED VOTING POWER

        OWNED BY                              3,425,670 Ordinary Shares
                           ----------------------------------------------------
          EACH             7        SOLE DISPOSITIVE POWER

       REPORTING                              0 Ordinary Shares
                           ----------------------------------------------------
         PERSON            8        SHARED DISPOSITIVE POWER

          WITH                                3,425,670 Ordinary Shares
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                              3,425,670 Ordinary Shares
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                              [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         Less than 1% of the aggregate of the Issuer's Ordinary Shares, par value NZ$1.00 per share.
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

                                              CO
--------------------------------------------------------------------------------

                               Page 5 of 17 pages

-------------------
CUSIP NO.                           13G
-------------------

-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         SS. OR IRS IDENTIFICATION NO. OF ABOVE PERSON

                           Bell Atlantic Latin America Holdings, Inc.
                           #541679838
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                           (A) [ ]
                           (B) [X]
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

                           Delaware
-------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER

         SHARES                               0 Ordinary Shares
                           ----------------------------------------------------
      BENEFICIALLY         6        SHARED VOTING POWER

        OWNED BY                              3,425,670 Ordinary Shares
                           ----------------------------------------------------
          EACH             7        SOLE DISPOSITIVE POWER

       REPORTING                              0 Ordinary Shares
                           ----------------------------------------------------
         PERSON            8        SHARED DISPOSITIVE POWER

          WITH                                3,425,670 Ordinary Shares
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                              3,425,670 Ordinary Shares
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                              [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         Less than 1% of the aggregate of the Issuer's Ordinary Shares, par value NZ$1.00 per share.
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

                                              CO
--------------------------------------------------------------------------------

                               Page 6 of 17 pages

-------------------
CUSIP No.                           13G
-------------------

-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         SS. OR IRS IDENTIFICATION NO. OF ABOVE PERSON

                           Bell Atlantic New Holdings, Inc. #232726821
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                           (A) [ ]
                           (B) [X]
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

                           Delaware
-------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER

         SHARES                               0 Ordinary Shares
                           ----------------------------------------------------
      BENEFICIALLY         6        SHARED VOTING POWER

        OWNED BY                              3,425,670 Ordinary Shares
                           ----------------------------------------------------
          EACH             7        SOLE DISPOSITIVE POWER

       REPORTING                              0 Ordinary Shares
                           ----------------------------------------------------
         PERSON            8        SHARED DISPOSITIVE POWER

          WITH                                3,425,670 Ordinary Shares
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                              3,425,670 Ordinary Shares
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                              [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         Less than 1% of the aggregate of the Issuer's Ordinary Shares, par value NZ$1.00 per share.
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

                                              CO
--------------------------------------------------------------------------------

                               Page 7 of 17 pages

-------------------
CUSIP NO.                           13G
-------------------

-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         SS. OR IRS IDENTIFICATION NO. OF ABOVE PERSON

                           Verizon International Holdings Ltd. #13-4153957
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                           (A) [ ]
                           (B) [X]
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

                           Bermuda
-------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER

         SHARES                               0 Ordinary Shares
                           ----------------------------------------------------
      BENEFICIALLY         6        SHARED VOTING POWER

        OWNED BY                              3,425,670 Ordinary Shares
                           ----------------------------------------------------
          EACH             7        SOLE DISPOSITIVE POWER

       REPORTING                              0 Ordinary Shares
                           ----------------------------------------------------
         PERSON            8        SHARED DISPOSITIVE POWER

          WITH                                3,425,670 Ordinary Shares
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                              3,425,670 Ordinary Shares
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                              [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         Less than 1% of the aggregate of the Issuer's Ordinary Shares, par value NZ$1.00 per share.
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

                                              CO
--------------------------------------------------------------------------------

                               Page 8 of 17 pages

-------------------
CUSIP No.                           13G
-------------------

-------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         SS. OR IRS IDENTIFICATION NO. OF ABOVE PERSON

                           Bell Atlantic Holdings Limited
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                           (A) [ ]
                           (B) [X]
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

                           Bermuda
-------------------------------------------------------------------------------
        NUMBER OF          5        SOLE VOTING POWER

         SHARES                               0 Ordinary Shares
                           ----------------------------------------------------
      BENEFICIALLY         6        SHARED VOTING POWER

        OWNED BY                              3,425,670 Ordinary Shares
                           ----------------------------------------------------
          EACH             7        SOLE DISPOSITIVE POWER

       REPORTING                              0 Ordinary Shares
                           ----------------------------------------------------
         PERSON            8        SHARED DISPOSITIVE POWER

          WITH                                3,425,670 Ordinary Shares
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                              3,425,670 Ordinary Shares
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                              [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         Less than 1% of the aggregate of the Issuer's Ordinary Shares, par value NZ$1.00 per share.
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

                                              CO
--------------------------------------------------------------------------------

                               Page 9 of 17 pages

Item 1.

         (a) Name of Issuer

                  Telecom Corporation of New Zealand Limited ("TCNZ")

         (b) Address of Issuer's Principal Executive Offices

                  Telecom Networks House
                  68 Jervois Quay
                  Wellington, New Zealand

Item 2.

         (a) Name of Persons Filing

                  Verizon Communications Inc. ("Verizon")
                  GTE Corporation ("GTE")
                  GTE International Telecommunications Incorporated ("GTE International")
                  GTE Venezuela Incorporated ("GTE Venezuela")
                  Bell Atlantic Latin America Holdings, Inc. ("BALAH") Bell Atlantic New Holdings, Inc. ("BANHI")
                  Verizon International Holdings Ltd. ("VIHL")
                  Bell Atlantic Holdings Limited ("BAHL")

         (b) Address of Principal Business Office or, if none, Residence

                  For each of Verizon, GTE, GTE International and GTE Venezuela:

                  1095 Avenue of the Americas
                  New York, New York 10036

                  For each of BALAH and BANHI:

                  1310 North Court House Road
                  Arlington, Virginia  22201

                  For each of VIHL and BAHL:

                  c/o AS&K Services Ltd.
                  Cedar House
                  41 Cedar Avenue
                  Hamilton HM12, Bermuda

                               Page 10 of 17 pages

         (c) Citizenship

                  Each of Verizon, BANHI, BALAH, GTE Venezuela and GTE International is incorporated under the laws of the State of Delaware.

                  GTE is incorporated under the laws of the State of New York.

                  Each of VIHL and BAHL is incorporated under the laws of Bermuda.

         (d) Title of Class of Securities

                  Ordinary Shares, par value NZ$1.00 per share (the "Ordinary Shares")

         (e) CUSIP Number

                  N/A

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

(a)      [ ]      Broker or Dealer registered under Section 15 of the Exchange
                  Act

(b)      [ ]      Bank as defined in Section 3(a)(6) of the Exchange Act

(c)      [ ]      Insurance Company as defined in Section 3(a)(19) of the
                  Exchange Act

(d)      [ ]      Investment Company registered under Section 8 of the
                  Investment Company Act

(e)      [ ]      Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E)

(f)      [ ]      Employee Benefit Plan or Endowment Fund in accordance with
                  13d-1(b)(1)(ii)(F)

(g)      [ ]      Parent Holding Company or Control Person in accordance with
                  Rule 13d-1(b)(1)(ii)(G)

(h)      [ ]      Savings Association as defined in Section 3(b) of the Federal
                  Deposit Insurance Act

(i)      [ ]      Church Plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act

(j)      [ ]      Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

Item 4.  Ownership

                               Page 11 of 17 pages

                     (a) Amount Beneficially Owned:

                     3,425,670 Ordinary Shares (as of December 31, 2002)

                     (b) Percent of Class:

                     Less than 1% of the aggregate of the Ordinary Shares.

                     (c)  Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote: 0

              (ii)   shared power to vote or to direct the vote: 3,425,670

             (iii)   sole power to dispose or to direct the disposition of: 0

              (iv)   shared power to dispose or to direct the disposition of:
                     3,425,670

BAHL owns of record and beneficially 3,425,670 Ordinary Shares. VIHL owns 100% of the equity of BAHL. BANHI owns 95.6% of the equity of VIHL. BALAH owns 100% of the equity of BANHI. GTE Venezuela owns 100% of the equity of BALAH. GTE International owns 100% of the equity of GTE Venezuela. GTE owns 68.6% of the equity of GTE International. Verizon owns 100% of the common stock of GTE. By virtue of the relationships among such companies, each of them may be deemed to have shared power to vote and dispose of, or to direct the vote and disposition of, the 3,425,670 Ordinary Shares held of record by BAHL.

Item 5.  Ownership of Five Percent or Less of a Class:

         This statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owners of more than five percent of the Ordinary Shares.

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person:

         Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported On by the Parent Holding Company:

         See Item 4.

Item 8.  Identification and Classification of Members of the Group:

         Not Applicable.

Item 9.  Notice of Dissolution of Group:

         Not Applicable.

Item 10. Certifications:

                               Page 12 of 17 pages

         Not Applicable.

                               Page 13 of 17 pages

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        February 12, 2003

                                        VERIZON COMMUNICATIONS INC.

                                        /s/ Marianne Drost
                                        ----------------------------------------
                                               Signature

                                        Marianne Drost - Corporate Secretary
                                        ----------------------------------------
                                               Name/Title

                                        GTE CORPORATION

                                        /s/ Marianne Drost
                                        ----------------------------------------
                                               Signature

                                        Marianne Drost - Corporate Secretary
                                        ----------------------------------------
                                               Name/Title

                                        GTE INTERNATIONAL
                                        TELECOMMUNICATIONS INCORPORATED

                                        /s/ Marianne Drost
                                        ----------------------------------------
                                               Signature

                                        Marianne Drost - Corporate Secretary
                                        ----------------------------------------
                                               Name/Title

                                        GTE VENEZUELA INCORPORATED

                                        /s/ Marianne Drost
                                        ----------------------------------------
                                               Signature

                                        Marianne Drost - Corporate Secretary
                                        ----------------------------------------
                                               Name/Title

                               Page 14 of 17 pages

                                        BELL ATLANTIC LATIN AMERICA
                                         HOLDINGS, INC.

                                        /s/ Christopher M. Bennett
                                        ----------------------------------------
                                               Signature

                                        Christopher M. Bennett - Vice President
                                        ----------------------------------------
                                               Name/Title

                                        BELL ATLANTIC NEW HOLDINGS, INC.

                                        /s/ Mary Louise Weber
                                        ----------------------------------------
                                               Signature

                                        Mary Louise Weber - Secretary
                                        ----------------------------------------
                                               Name/Title

                                        VERIZON INTERNATIONAL HOLDINGS
                                        LTD.

                                        /s/ Mary Louise Weber
                                        ----------------------------------------
                                               Signature

                                        Mary Louise Weber - Assistant Secretary
                                        ----------------------------------------
                                               Name/Title

                                        BELL ATLANTIC HOLDINGS LIMITED

                                        /s/ Mary Louise Weber
                                        ----------------------------------------
                                               Signature

                                        Mary Louise Weber - Assistant Secretary
                                        ----------------------------------------
                                               Name/Title

                               Page 15 of 17 pages

                                                                       EXHIBIT A

                        AGREEMENT AS TO JOINT FILING OF
                                  SCHEDULE 13G

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including amendments thereto) with respect to the Ordinary Shares of Telecom Corporation of New Zealand Limited and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned hereby execute this Agreement as of the 14th day of February, 2002.

                                        VERIZON COMMUNICATIONS INC.

                                        /s/ Marianne Drost
                                        ----------------------------------------
                                               Signature

                                        Marianne Drost - Corporate Secretary
                                        ----------------------------------------
                                               Name/Title

                                        GTE CORPORATION

                                        /s/ Marianne Drost
                                        ----------------------------------------
                                               Signature

                                        Marianne Drost - Corporate Secretary
                                        ----------------------------------------
                                               Name/Title

                                        GTE INTERNATIONAL
                                        TELECOMMUNICATIONS INCORPORATED

                                        /s/ Marianne Drost
                                        ----------------------------------------
                                               Signature

                                        Marianne Drost - Corporate Secretary
                                        ----------------------------------------
                                               Name/Title

                               Page 16 of 17 pages

                                        GTE VENEZUELA INCORPORATED

                                        /s/ Marianne Drost
                                        ----------------------------------------
                                               Signature

                                        Marianne Drost - Corporate Secretary
                                        ----------------------------------------
                                               Name/Title

                                        BELL ATLANTIC LATIN AMERICA
                                         HOLDINGS, INC.

                                        /s/ Stephen B. Heimann
                                        ----------------------------------------
                                               Signature

                                        Stephen B. Heimann - Assistant Secretary
                                        ----------------------------------------
                                               Name/Title

                                        BELL ATLANTIC NEW HOLDINGS, INC.

                                        /s/ Mary Louise Weber
                                        ----------------------------------------
                                               Signature

                                        Mary Louise Weber - Secretary
                                        ----------------------------------------
                                               Name/Title

                                        VERIZON INTERNATIONAL HOLDINGS
                                        LTD.

                                        /s/ Mary Louise Weber
                                        ----------------------------------------
                                               Signature

                                        Mary Louise Weber - Assistant Secretary
                                        ----------------------------------------
                                               Name/Title

                                        BELL ATLANTIC HOLDINGS LIMITED

                                        /s/ Mary Louise Weber
                                        ----------------------------------------
                                               Signature

                                        Mary Louise Weber - Assistant Secretary
                                        ----------------------------------------
                                               Name/Title

                              Page 17 of 17 pages